SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

August 25, 2005

Date of Report (Date of earliest event reported)

Accredited Home Lenders Holding Co.

(Exact name of registrant as specified in its charter)

Delaware	001-32275	04-3669482
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15090 Avenue of Science San Diego, CA	92128
(Address of principal executive offices)	(Zip Code)

858-676-2100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On August 25, 2005, Accredited Home Lenders Holding Co. (“Accredited”) closed a securitization containing approximately $1.120 billion of first- and second-lien residential mortgage loans through its real estate investment trust (REIT) subsidiary, Accredited Mortgage Loan REIT Trust. The securitization utilized a senior/subordinated structure, with five classes of senior notes and nine classes of subordinate notes being issued as set forth in the table below.

Class	Rating	Note Balance	WAL	Benchmark	Spread	Price
	(S&P/Moody’s/DBRS)
A-1	AAA/Aaa/AAA	$356,840,000	2.42	1M LIBOR	.24%	100
A-2A	AAA/Aaa/AAA	257,110,000	1.00	1M LIBOR	.10%	100
A-2B	AAA/Aaa/AAA	91,720,000	2.00	1M LIBOR	.16%	100
A-2C	AAA/Aaa/AAA	156,650,000	3.50	1M LIBOR	.25%	100
A-2D	AAA/Aaa/AAA	61,154,000	6.71	1M LIBOR	.37%	100
M-1	AA+/Aa1/AA (High)	37,521,000	4.81	1M LIBOR	.45%	100
M-2	AA+/Aa2/AA (High)	34,721,000	4.76	1M LIBOR	.47%	100
M-3	AA/Aa3/AA	23,521,000	4.73	1M LIBOR	.48%	100
M-4	AA-/A1/AA (Low)	17,921,000	4.71	1M LIBOR	.58%	100
M-5	A+/A2 /A (High)	17,921,000	4.70	1M LIBOR	.63%	100
M-6	A/A3/A	15,121,000	4.68	1M LIBOR	.70%	100
M-7	A-/Baa1/A (Low)	15,681,000	4.68	1M LIBOR	1.12%	100
M-8	BBB+/Baa2/BBB (High)	12,320,000	4.67	1M LIBOR	1.30%	100
M-9	BBB/Baa3/BBB	12,880,000	4.66	1M LIBOR	1.70%	100

The securitization is structured as a financing by Accredited with the result being that both the mortgage loans and the debt represented by the notes remain on Accredited’s balance sheet.

The REIT subsidiary used the proceeds from the securitization primarily to repay warehouse financing for the mortgage loans.

Co-lead managers for the transaction were Morgan Stanley and Credit Suisse First Boston, with Barclays Capital and Goldman, Sachs & Co. acting as co-managers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Accredited Home Lenders Holding Co.

Date:	August 25, 2005	By:	/s/ James A. Konrath
			Name:	James A. Konrath
			Title:	Chief Executive Officer